Exhibit 1


September 10, 2003



Office of the Chief Accountant -
SECPS Letter File
Mail Stop 1103
Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

This is to confirm that on September 10, 2003, Sewell and Company, PA declined to stand for re-election as the auditor of Hand Brand Distribution, Inc. (Commission File No. 000-27237).

Sewell and Company, PA's reports on the financial statements of Hand Brand Distribution, Inc. during the two most recent fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles; with the exception of a "going concern" qualification for the two most recent fiscal years preceding the date hereof.

During the last two fiscal years and the subsequent interim period, there were no disagreements (either material or immaterial) with Hand Brand Distribution, Inc. on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Sewell and Company, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

None of the "reportable events" described in Item 304(a)(1)(ii) of Regulation S-K occurred with respect to Hand Brand Distribution, Inc. within the last two fiscal years and the subsequent interim period to the date of our decision to decline to stand for re-election.

Very truly yours,



Thomas E. Sewell, CPA
SEWELL AND COMPANY, PA


TES/dl

CC:      Dr. Anthony Milici
         President
         Hand Brand Distribution, Inc.
         9845 NE 2nd Avenue
         Miami Shores, FL  33138